Exhibit 99.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Amendment”) is entered into effective as of this 12th day of November 2007, between IRET – PLYMOUTH, LLC, a Minnesota limited liability company (“Landlord”), and VASCULAR SOLUTIONS, INC., a Minnesota corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to First Industrial, L.P. and to 321 Corporation) and Tenant are parties to a certain “Standard Form Industrial Building Lease (Multi-Tenant)” dated September 3, 2002 (the “Original Lease”), which Original Lease has been previously amended by four amendments dated December 26, 2002, June 22, 2004, August 29, 2005, and January 25, 2006 (the Original Lease as amended by the foregoing, collectively, the “Lease”). Pursuant to the Lease, Landlord currently leases to Tenant approximately 32,735 square feet (the “Premises”) in the building commonly known as “Northgate I,” and located at 6464 Sycamore Court, Maple Grove, Minnesota (the “Building”). The Building currently has 79,297 total square feet.

B.	The current term of the Lease is scheduled to expire on September 30, 2008.

C.	Landlord and Tenant desire to amend the Lease as set forth below.

THEREFORE, FOR VALUABLE CONSIDERATION, Landlord and Tenant agree as follows:

1.    Expansion of Premises. As of August 1, 2008 (the “Expansion Date”), the Lease is amended to increase the size of the Premises being leased by Tenant to include an additional 46,562 square feet of the Building as reflected on attached Exhibit 1 (the “Expansion Space”). As of the Expansion Date, the Premises, which thereafter shall include the Expansion Space, shall equal the entire Building and shall contain a total of 79,297 square feet.

2.    Extension of Term. The term of the Lease is hereby extended for a period of seven (7) years, commencing on October 1, 2008, and continuing through September 30, 2015 (hereinafter, the “Extension Term”), unless sooner terminated in accordance with the terms of the Lease.

3.    Rent. Commencing on September 1, 2008, Tenant shall pay Base Rent to Landlord, in advance, without offset or deduction, for the Premises (including the Expansion Space) in strict accordance with the following schedule:

Months	Annualized	Monthly
9/1/2008 through 9/30/2010	$685,919.05 ($8.65/sf)	$57,159.92
10/1/2010 through 9/30/2012	$725,567.55 ($9.15/sf)	$60,463.96
10/1/2012 through 9/30/2015	$765,216.05 ($9.65/sf)	$63,768.00

For the month of August 2008, Tenant shall be responsible for and pay to the Landlord the Base Rent and any Additional rent as provided for in Lease for the leased space that excludes the Expansion Space. Notwithstanding anything to the contrary, Tenant may occupy the Expansion Space and shall be entitled to the full abatement of Base Rent and Additional Rent attributable to Tenant’s Proportionate Share of Operating Expenses and Taxes (the “Abated Rent”) for the Expansion Space only for a period commencing August 1, 2008 and terminating on August 31, 2008. If no uncured Event of Default by Tenant occurs prior to the expiration of the Term (including the Extension Term), Tenant shall have no obligation to pay the Abated Rent. If at any time during the Term an Event of Default occurs, and if said default is not cured as provided in the Lease, then Tenant shall pay to Landlord, in addition to all other amounts owed under the Lease, the Abated Rent.

4.    Pro Rata Share. As of the Expansion Date, Tenant’s Proportionate Share of the Operating Expenses and Taxes shall be increased to 100.00%.

5.    Tenant Improvements. Landlord is providing the Premises (including the Expansion Space) to Tenant in its current “AS IS” condition, without representation or warranty of any kind. Landlord shall have no obligation to make any modifications or alterations to the Premises (including the Expansion Space) except as expressly provided herein, the Lease, and including paragraph 8 (Roof Replacement) below. Landlord acknowledges that Tenant intends to construct certain improvements in the Expansion Space (the “Tenant Improvements”). The costs of the Tenant Improvements shall be paid by Tenant; provided, however, that Landlord shall make available to Tenant an allowance of up to Two Hundred Thousand Dollars and no/100 Dollars ($200,000.00) (the “Allowance”). After the Expansion Date, upon receipt of paid receipt invoices, lien waivers, and any other information or documentation reasonably requested by Landlord, Landlord shall reimburse Tenant from the Allowance for Tenant’s actual costs relating to the construction of the Tenant Improvements. The Allowance may not be used to offset Rent, or to reimburse Tenant for any costs or expenses not directly related to the construction of the Tenant Improvements. The Tenant Improvements shall be constructed (i) in accordance with the plans and specifications that have been approved by Landlord in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) in a good and workmanlike manner using only new and first-grade materials, (iii) in compliance with all other applicable provisions in the Lease, and (iv) in compliance with all applicable governmental laws, ordinances, rules and regulations. If the cost of the Tenant Improvements exceeds the Allowance, Tenant shall have sole responsibility for the payment of such excess cost. If the cost of the Tenant’s Improvements is less than the Allowance, Tenant shall not be entitled to any payment or credit for such excess amount. To the extent any portion of the Allowance has not been advanced to Tenant by March 1, 2009, the remaining portion of the Allowance as of said date shall be forfeited to Landlord, and Tenant shall be solely responsible for the costs of any Tenant Improvements on and after said date. Tenant’s taking possession of the Expansion Space shall be conclusive evidence as against Tenant that the Expansion Space and Premises were in satisfactory condition when Tenant took possession.

6.    Tenant Inducement. Tenant acknowledges (i) that the Expansion Space is currently subject to a long-term lease between Landlord and Insignia Systems, Inc. (“Insignia”), (ii) that Insignia has agreed to an early termination of its lease on July 31, 2008 in exchange for a cash payment of $400,000.00 (the “Termination Fee”), and (iii) that Landlord would not consent to the early termination of Insignia’s lease but for Tenant’s agreement to lease the Expansion Premises for the Extension Term as set forth in this Amendment. As an inducement to Tenant to lease the Expansion Premises for the entire Extension Term, Landlord agrees to pay the Termination Fee directly to Insignia. If no uncured Event of Default by Tenant occurs prior to the expiration of the Term (including the Extension Term), then Tenant shall have no obligation to reimburse Landlord for the Termination Fee. However, if at any time during the Term (including the Extension Term) an Event of Default by Tenant occurs, and if said default is not cured as provided in the Lease, then Tenant shall pay to Landlord as Additional Rent, in addition to all other amounts owed under the Lease, the Termination Fee. During the Extension Term, the Termination Fee shall be reduced as set forth in the following schedule:

Reduction Date	Reduction Amount	Termination Fee Balance
10/1/2009	$57,140.00	$342,860.00
10/1/2010	$57,140.00	$285,720.00
10/1/2011	$57,140.00	$228,580.00
10/1/2012	$57,140.00	$171,440.00
10/1/2013	$57,140.00	$114,300.00
10/1/2014	$57,140.00	$57,160.00

Notwithstanding the foregoing, in the event of an uncured default by Tenant (regardless of whether Tenant cures the default), no further reduction of the Termination Fee shall occur after any such default.

7.    Security/Damage Deposit. Tenant’s Security/Damage Deposit, pursuant to Section 4.4 of the Lease, shall be $83,000.00. Landlord acknowledges that it is currently holding $30,302.50 as Tenant’s security deposit for the current leased space. As part of this Amendment for the Expansion Space, Tenant shall tender to Landlord prior to the Expansion Date an additional $52,697.50 as Security/Damage Deposit. Provided that no default by Tenant occurs during the Extension Term, the Security/Damage Deposit shall be reduced by $6,600.00 and paid back to Tenant on each of the first 5 anniversaries of the Expansion Date. Notwithstanding anything to the contrary in the Lease, the Security/Damage Deposit shall never be less than $50,000.00. In the Event of Default by Tenant during the first 5 years of the Extension Term (regardless of whether Tenant cures the default), no further reduction of the Security/Damage Deposit shall occur after any such default.

8.    Roof Replacement. Landlord shall, at its sole cost and expense (and not as a charge to CAM or any other operating expenses of the Building), replace the roof over the Expansion Space no later than December 31, 2008.

9.    Option to Extend. Subsection G of Lease Exhibit E to the original Lease is deleted in its entirety and replaced with the following. Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease for two (2) periods of five (5) years each (each such period, a “Next Extension Term”), on the following terms and conditions and subject to the limitations hereinafter set forth. Each Next Extension Term shall be upon the same terms, covenants and conditions as in this Lease, except that Base Rent shall be the greater of (A) the annual Base Rent in effect immediately prior to the Next Extension Term; and (B) the Fair Market Base Rent for such space on the date such Next Extension Term shall commence. “Fair Market Base Rent” shall mean that net annual base rent per rentable square foot of the Premises as of the commencement of the Next Extension Term that a willing credit-worthy tenant would pay and a willing landlord would accept in an arms length bona fide negotiation for space comparable to the Premises in condition, quality, size and location in the Maple Grove, Minnesota area, with neither party under a compulsion for the appropriate term. Tenant shall notify Landlord of its desire to extend the term for the Next Extension Term by notifying Landlord in writing (“Extension Notification”) at least nine (9) months prior to commencement of the Next Extension Term. Upon Landlord’s receipt of the Extension Notification, Landlord and Tenant shall make a good faith effort to agree upon the Fair Market Base Rent of the Premises for the Next Extension Term. In the event that Landlord and Tenant fail to agree upon the Fair Market Base Rent within forty-five (45) days of Landlord’s receipt of the Extension Notification, then Tenant’s extension right shall automatically terminate. Tenant’s option to extend as set forth in this Section shall be contingent upon this Lease being in full force and effect and Tenant not being in default in the performance of any of the terms, covenants and conditions herein contained in respect to a matter as to which notice of default has been given hereunder which has not been remedied within the time limited in this Lease.

10.  Brokers. United Properties is Landlord’s broker. Tenant is not represented by a broker. Each party shall be responsible to pay a fee or commission to that party’s respective broker, if any. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any other realtors, brokers, finders or agents in connection with this Amendment, and each agrees to release, indemnify, defend and hold the other harmless from and against any claim based on the failure or alleged failure to pay any other realtors, brokers, finders or agents and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents claiming by, through or on behalf of it with respect to this Amendment or the negotiation of this Amendment.

11.  This Amendment is integrated into and made a part of the Lease. Except as specifically otherwise provided herein, all other terms and conditions of the Lease, as hereby amended, are ratified and confirmed and shall remain unchanged and in full force and effect. In the event of any conflict between this Amendment and the Lease, the terms and conditions of this Amendment shall govern and control. Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Lease.

12.  The Lease, as amended by this Amendment, constitutes the understanding between the parties relating to the subject matter of this Amendment, and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are superseded and merged with this Amendment. Both parties have obtained any and all necessary consents and/or approvals prior to executing this Amendment.

13.  This Amendment is binding on and inures to the benefit of Landlord and Tenant and their respective successors and assigns.

[signature page to follow]

                IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed as of the date set forth above.

LANDLORD:

IRET – PLYMOUTH, LLC, a Minnesota limited liability company

By:  IRET Properties, a North Dakota Limited Partnership, its Managing Member

By:  IRET, Inc., its general partner

By:	/s/ Thomas A. Wentz, Jr.
Thomas A. Wentz, Jr., Senior Vice President

By:	/s/ Charles A. Greenberg
Charles A. Greenberg, Vice President

TENANT:

VASCULAR SOLUTIONS, INC., a Minnesota corporation

By:	/s/ Jim Quackenbush
Print Name: Jim Quackenbush Its: Vice President of Manufacturing

Exhibit 1